Exhibit 10.4

DEFERRED STOCK AWARD AGREEMENT

THE CHILDREN’S PLACE RETAIL STORES, INC.

This Deferred Stock Award Agreement (the “Agreement”), effective as of [_______] (the “Award Date”), is entered into by and between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and [__________] (the “Awardee”).

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Awardee an award of the Company’s common stock, par value $0.10 per share (the “Common Stock”), pursuant to Section 15 of the Amended and Restated 2005 Equity Incentive Plan of the Company (the “Plan”).  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Award.  Subject to Section 2 hereof, the Company shall issue and deliver to the Awardee (i) [______] shares of Common Stock on or within 10 days following [__________] (the “First Vesting Date”), (ii) [______] shares of Common Stock on or within 10 days following [__________] (the “Second Vesting Date”) and (iii) [______] shares of Common Stock within 10 days following [__________] (the “Third Vesting Date”); provided, however, that, except as provided in Section 2 hereof, the shares of Common Stock deliverable in accordance with the foregoing (the “Deferred Shares”) following each of the First Vesting Date, the Second Vesting Date and the Third Vesting Date, respectively, shall not be so delivered unless the Awardee is in the employ of the Company or a Subsidiary on such respective First Vesting Date, Second Vesting Date and Third Vesting Date.  Notwithstanding the foregoing, all of the Deferred Stock shall vest (and the Common Stock shall be deliverable) upon the death or Disability of the Awardee while in the employ of the Company.  The total number of Deferred Shares that may be earned if Awardee remains employed by the Company or a Subsidiary through the Third Vesting Date is [______] shares.

2.           Change in Control.  In the event that a Change in Control occurs before the Awardee’s employment with the Company and its Subsidiaries terminates, 100% of the Deferred Shares shall vest and become payable.  In each case in which Deferred Shares vest pursuant to this Section 2, the Deferred Shares shall be delivered upon the date the Change in Control occurs.

3.           Transfer Restrictions.  Prior to delivery of any Common Stock with respect to the Deferred Shares, the Awardee shall not be deemed to have any ownership or shareholder rights (including without limitation dividend and voting rights) with respect to such shares, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) any of the Deferred Shares prior to delivery thereof.

4.           Adjustment of Shares.  Notwithstanding anything contained herein to the contrary, in the event of any change in Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the Deferred Shares shall be treated in the same manner in any such transaction as other Common Stock.

5.           Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Deferred Shares shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

6.           Withholding Taxes.  The Company shall have the right to withhold from amounts payable to the Awardee, as compensation or otherwise, or alternatively, to require the Awardee to remit to the company, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

7.           Awardee Representations.  The Awardee has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement.  The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee.  The Awardee understands that the Awardee (and, subject to Section 6 above, not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

8.           Employment.  Neither this Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

9.           Notices.  Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principle office or to the Awardee at his address contained in the records of the Company.

10.           Governing Law.  This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  Notwithstanding the foregoing, this Agreement and the award made hereby shall be subject to the terms of the Plan.  However, in the event of a conflict between this Agreement and the terms of the Plan, the terms and conditions of the Plan shall control.

12.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company.  Any attempted assignment in violation of this Section shall be null and void.

13.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to executive this Agreement on the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name:
Title:
Date:

AWARDEE

By:
Name: